Press Release

For immediate release

Company contact: Jennifer Martin, Vice President- Investor Relations, 303-312-8155

Bill Barrett Corporation Announces Purchase Offer
for its 5% Convertible Senior Notes Due 2028

DENVER, February 19, 2015 - Bill Barrett Corporation (the “Company”) (NYSE: BBG) announced today that it is notifying holders of its 5% Convertible Senior Notes due 2028 (the “notes”) (CUSIP 06846NAA2) that they have the option to require the Company to purchase on March 20, 2015 all or any part of their notes. Note holders’ opportunity to require the Company to purchase their notes will commence on February 19, 2015, and will terminate at 5:00 PM ET on March 19, 2015.  Holders may withdraw any previously delivered purchase notice pursuant to the terms of the purchase offer at any time prior to 5:00 PM ET on March 19, 2015.

The cash purchase price per $1,000 principal amount of notes will be $1,000 plus unpaid interest of approximately $0.69 for the period from March 15, 2015 up to the March 20, 2015 purchase date. March 15, 2015, is an interest payment date for the notes, and the related record date is March 1, 2015. Regardless of whether any note may be surrendered in the purchase offer, the installment of accrued but unpaid interest payable for the period ending on March 15, 2015 will be paid on March 16, 2015 (as March 15, 2015 is not a Business Day) to the holders in whose names the notes are registered at 5:00 p.m. ET on March 1, 2015. Consequently, the purchase price payable for any note duly surrendered and not withdrawn in the offer will include accrued interest for the period from March 15, 2015, up to, but not including, the March 20, 2015 purchase date.

If all outstanding notes are surrendered for purchase, the aggregate purchase price will be approximately $25.3 million. The Company has sufficient cash on hand to fund the purchase price of the notes.

The Company, at its option, may at any time redeem outstanding notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest thereon up to, but not including, the date of the redemption of such notes. The Company may or may not, at its discretion, redeem any notes that remain outstanding after March 20, 2015.
In certain circumstances, the notes are convertible into cash and a number of shares of common stock of the Company, determined as specified in the notes and the related indenture. However, the notes are not currently convertible into common stock as those circumstances have not occurred. Nonetheless, if the Company gives notice of redemption of any notes that remain outstanding after March 20, 2015, such notes will be convertible into common stock at any time on, or prior to, the second scheduled trading day prior to the related redemption date.
In connection with the purchase offer, the Company plans to file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) later today. The Company’s notice to holders with respect to the purchase offer specifying the terms, conditions and procedures for requiring the Company to purchase notes will be attached as an exhibit to the Schedule TO and will also available through The Depository Trust Company and the paying agent, which is Deutsche Bank Trust Company Americas, and at the Company’s website, www.billbarrettcorp.com. Each note holder is encouraged to read these documents carefully before deciding to exercise its option to require the Company to purchase its notes as these documents contain important information regarding the details of the Company’s obligation to purchase the notes. Holders of the notes may obtain a free copy of this material and our other SEC filings at the SEC’s website, www.sec.gov, or at the Company’s website, www.billbarrettcorp.com. Questions and requests for assistance in connection with the surrender of notes for purchase pursuant to the offer may be directed to the paying agent at 1-800-735-7777.
This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Notes. None of the Company, its board of directors, or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from requiring the Company to purchase notes.

FORWARD-LOOKING STATEMENTS
Statements contained in this news release involving the timing of the filing of the Tender Offer Statement, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to the actions of noteholders and other factors detailed in the Company’s most recent Form 10-K and Form 10-Q and other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
ABOUT BILL BARRETT CORPORATION
Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.